Exhibit No. 10(g)

Summary of the
Kimberly-Clark Corporation
Executive Long-Term Disability Plan

The Kimberly-Clark Corporation Executive Long-Term Disability Plan (the "Executive LTD Plan") is an insured disability plan funded by an individual disability income ("IDI") insurance policy issued to each plan participant. The Executive LTD Plan provides participants with an enhanced level of long-term disability ("LTD") insurance coverage over that provided under the Kimberly-Clark Corporation Group Long-Term Disability Plan (the "LTD Plan"), effective as of January 1, 2023.

Eligibility
Participation is limited to officers that are elected by the Board of Directors of Kimberly-Clark Corporation and other employees on U.S. payroll with compensation above a specified threshold which causes them to receive less than the maximum income replacement percentage permitted under the LTD Plan. Eligible employees are automatically enrolled in the Executive LTD Plan.

Executive LTD Plan Coverage
Generally, the LTD Plan provides a monthly disability benefit of 60% of base salary, which can be increased to 70% if optional LTD coverage is elected by an eligible plan participant, for a maximum monthly disability benefit of up to $20,000. The Executive LTD Plan provides a monthly disability benefit of 70% of eligible compensation capped at $20,000 per month; however, this amount is reduced by the amount paid by the LTD Plan. Therefore, the LTD Plan and the Executive LTD Plan together provide a combined maximum monthly disability benefit of 70% of eligible compensation up to a maximum of $40,000 per month. Under the Executive LTD Plan, eligible compensation includes base salary and certain eligible bonuses

Determination of Benefits
Benefits under the Executive LTD Plan will be determined pursuant to the terms of the IDI insurance policy issued by the insurance company and in accordance with the coverage rules described above.

Insurance Policy
Coverage under the Executive LTD Plan is provided through an IDI insurance policy issued directly to the plan participant by the insurance company. Premiums for the IDI insurance policy are paid by Kimberly-Clark Corporation.